May 11, 1998


Ligand Pharmaceuticals Incorporated
10275 Science Center Drive
San Diego, CA 92121

Ladies and Gentlemen:

     The undersigned is a stockholder of Seragen, Inc., a Delaware corporation ("Seragen"). The undersigned understands that Seragen, Ligand Pharmaceuticals Incorporated, a Delaware corporation ("Ligand"), and Knight Acquisition Corporation, a Delaware Corporation ("Merger Sub"), have entered into an Agreement and Plan of Reorganization, dated as of May 11, 1998 (the "Reorganization Agreement"), which provides for the merger (the "Merger") of Merger Sub into Seragen. The undersigned also understands that Ligand, at its option, may provide some or all of the Merger Consideration (as defined in the Reorganization Agreemnt) in the form of shares of voting common stock, par value $.001 per share, of Ligand (the "Common Stock"). The undersigned further understands that the issuance of the Common Stock pursuant to the terms of the Merger will be the subject of a registration statement under the Securities
Act of 1933, as amended (the "Registration Statement"), which will be filed with the Securities and Exchange Commission and which will contain a prospectus relating to the Merger (the "Prospectus").

     In consideration of the execution of the Reorganization Agreement by Ligand and Merger Sub, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned hereby agrees that from the date of issuance of the Common Stock pursuant to the Reorganization Agreement, if such issuance occurs, any shares of Common Stock issued pursuant to the Reorganization Agreement (the "Merger Shares") shall be subject to the transfer restrictions set forth in Section 4.1 of that certain Stock Purchase Agreement dated November 25, 1997 between the undersigned and Ligand (the "Purchase Agreement"), as if the Merger Shares were Shares (as defined in the Purchase Agreement), for the periods of time set forth in Section 4.1 of the Purchase Agreement.


     It is understood and agreed that the foregoing agreement is provided as an inducement to, and may be relied upon by, Ligand, Seragen and Merger Sub in connection with (a) their consummation of the Merger and (b) their preparation and distribution of the Registration Statement and the Prospectus.

     Seragen and Boston Equiserv, as transfer agent for Seragen, and Ligand and ChaseMellon Shareholder Services LLC, as the transfer agent for Ligand, are each hereby authorized to enforce the terms of this letter by refusing to permit transfers of Common Stock which Ligand concludes may violate the terms of this letter.


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     This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.


                                                  Sincerely,

                                                  ELI LILLY AND COMPANY

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                                                  Signature

                                                  ------------------------------
                                                  Printed Name

Accepted and agreed to as of the date first written above:

LIGAND PHARMACEUTICALS INCORPORATED

By:
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Title:
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